EXHIBIT 1.1.
ENEL S.p.A.
CORPORATE BYLAWS
        Text approved by the extraordinary Shareholders’ Meeting of May 21, 2004, as amended:

–	by the Board of Directors on October 21, 2004 (through the amendment of articles 6.2, 15.1, 18.1, 21.1 and 22.2);
–	by the Board of Directors on March 30, 2005 (through insertion of article 5.8, now 5.6);
–	by the extraordinary Shareholders’ Meeting of May 26, 2005 (through the amendment of articles 5 and 14.3);
–	by the extraordinary Shareholders’ Meeting of May 26, 2006 (through the amendment of article 5 and insertion of article 20.4).
      The amount of the share capital stated in article 5.1 takes into account the partial execution of the resolutions regarding increases of the share capital for the different stock-option Plans adopted by the Board of Directors, as indicated in the same article 5.

Title I
Incorporation, Company name, Registered office, Term
article 1

1.1	The Company shall be called “ENEL — Società per azioni” and shall be governed by the rules of the present bylaws.
article 2

2.1	The registered office of the Company shall be located in Rome.
article 3

3.1	The Company shall exist until December 31, 2100 and its term shall be extendible one or more times by resolution of a Shareholders’ Meeting.
Title II
Corporate Purpose
article 4

4.1	The purpose of the Company shall be to acquire and manage equity holdings in Italian or foreign companies and firms, as well as to provide such subsidiary companies and firms with strategic guidelines and coordination with regard to both their industrial organization and the business activities in which they engage.

Through affiliates or subsidiaries the Company shall operate especially:

a)	in the electricity industry, including the activities of production, importation and exportation, distribution and sale, as well as transmission within the limits of existing legislation;

b)	in the energy industry in general, including fuels, and in the field of environmental protection, as well as in the water sector;

c)	in the communications, telematics and information-technology industries and those of multimedia and interactive services;

d)	in network-based sectors (electricity, water, gas, district heating, telecommunications) or those which, in any case, provide urban services locally;

e)	in other sectors:

–	in any way related to or connected with the activities carried out in the sectors mentioned above;
–	allowing the facilities, resources and expertise employed in the sectors mentioned above (such as, by way of example and without limitation: publishing, real estate and services to firms) to be enhanced and better utilized;
–	allowing the profitable use of the goods produced and the services provided in the sectors mentioned above;

f)	in the carrying out of activities involving systems and installations design, construction, maintenance and management; the production and sale of equipment; research, consulting and assistance; as well as the acquisition, sale, marketing and trading of goods and services, all activities connected with the sectors mentioned above under a), b), c) and d).

4.2	In the interest of its affiliates or subsidiaries, the Company may also carry out directly any activity connected with or instrumental to its own business or that of its affiliates or subsidiaries themselves.

To this end, the Company shall in particular see to:

–	the coordination of the managerial resources of its affiliates or subsidiaries, including the carrying out of appropriate training initiatives;
–	the administrative and financial coordination of its affiliates or subsidiaries, effecting in their favour all appropriate transactions, including granting loans and, more in general, the framework and management of their financial activities;
–	the supply of other services in favor of its affiliates or subsidiaries in areas of specific business interest.

4.3	In order to attain its corporate purpose, the Company may also carry out all transactions that are instrumentally necessary or useful or at any rate related, such as, by way of example: the provision of collateral and/or personal guarantees for both its own and third-party commitments; transactions involving movables and real-estate and commercial operations; and anything else that is connected with its corporate purpose or that allows better use of its own facilities and/or resources or those of its affiliates or subsidiaries, with the exception of accepting monetary deposits from the public and providing investment services as defined by legislative decree n. 58 of February 24, 1998, as well as the activities referred to in section 106 of legislative decree n. 385 of September 1, 1993 insofar as they are also exercised vis-à-vis the public.

Title III
Capital Stock — Shares — Withdrawal — Bonds
article 5

5.1	The nominal value of the Company’s share capital amounts to 6,167,056,262 euro, divided into 6,167,056,262 ordinary shares, each with a par value of 1 euro.
5.2	The shares shall be registered and every share shall entitle the holder to one vote.
5.3	The mere fact of being a shareholder shall constitute acceptance of these bylaws.
5.4	Partially exercising the delegation granted it by the Shareholders’ Meeting of May 25, 2001, on April 10, 2003 the Board of Directors resolved to proceed with the capital increase by payment for the stock-option Plan for the year 2002 in the maximum total amount of 41,748,500 euro, to be carried out as follows:

–	a maximum amount of 39,245,000 euro through the issue of a maximum number of 39,245,000 new ordinary shares with a par value of 1 euro each, at the price of 6.426 euro determined by the Board of Directors on March 28, 2002;
–	a maximum of 2,503,500 euro through the issue of a maximum number of 2,503,500 new ordinary shares with a par value of 1 euro each, at the price of 6.48 euro determined by the Board of Directors on September 12, 2002.
      This capital increase is reserved for subscription to the executives of ENEL S.p.a. and/or subsidiaries thereof, pursuant to section 2359 of the Civil Code, who were selected on March 28, 2002 and September 12, 2002 to participate in the aforesaid Plan.
      The deadline set for completing the subscription of the increase is December 31, 2007; and in the event the increase is not totally subscribed by this date, the capital shall be increased by an amount equal to the subscriptions received.

5.5	Entirely exercising the delegation granted it by the Shareholders’ Meeting of May 23, 2003, on April 7, 2004 the Board of Directors resolved to proceed with the capital increase for the stock-option Plan for the year 2003, to be carried out as follows:

–	increase of the share capital by payment by a maximum amount of 47,624,005 euro through the issue of a maximum number of 47,624,005 new ordinary shares with a par value of 1 euro each, at the price of 5.240 euro, reserved for subscription to the executives of ENEL S.p.a. and/or subsidiaries thereof, pursuant to section 2359 of the Civil Code, who were selected on April 10, 2003 to participate in the aforesaid Plan;
–	the deadline set for completing the subscription of the increase is December 31, 2008; and in the event the increase is not totally subscribed by this date, the capital shall be increased by an amount equal to the subscriptions received.

5.6	Entirely exercising the delegation granted it by the Shareholders’ Meeting of May 21, 2004, on March 30, 2005 the Board of Directors resolved to proceed with the capital increase for the stock-option Plan for the year 2004, to be carried out as follows:

–	increase of the share capital by payment by a maximum amount of 38,527,550 euro through the issue of a maximum number of 38,527,550 new ordinary shares with a par value of 1 euro each, at the price of 6.242 euro, reserved for subscription to the executives of ENEL S.p.a. and/or subsidiaries thereof, pursuant to section 2359 of the Civil Code, who were selected on March 29, 2004 to participate in the aforesaid Plan;
–	the deadline set for completing the subscription of the increase is December 31, 2009; and in the event the increase is not totally subscribed by this date, the capital shall be increased by an amount equal to the subscriptions received.

5.7	Pursuant to section 2443 of the Civil Code, the Board of Directors is authorized, for a period of five years from the shareholders’ resolution of May 26, 2006, to increase the share capital one or more times by a maximum total amount of 31,790,000 euro, through the issue of a maximum of 31,790,000 ordinary shares with a par value of 1 euro each, which shall rank for dividend pari passu, for the stock-option Plan for the year 2006 approved by the Shareholders’ Meeting of May 26, 2006.

These shares shall be offered for subscription by payment to the executives of ENEL S.p.a. and/or subsidiaries thereof pursuant to section 2359 of the Civil Code who are the beneficiaries of the Plan, with the exclusion of preemptive rights pursuant to the combined provisions of section 2441, last paragraph, of the Civil Code and section 134, paragraph 2, of legislative decree n. 58 of February 24, 1998.
The right to subscribe to these shares shall be personal and not transferable inter vivos. Resolutions of the Board of Directors shall set deadlines for subscription of the shares and shall provide that, in the event the increase resolved upon is not subscribed by the deadline set each time for that purpose, the share capital shall be increased by an amount equal to the subscriptions received up to such deadline.

article 6

6.1	Pursuant to section 3 of decree-law n. 332 of May 31, 1994, converted with revisions by Law n. 474 of July 30, 1994, no one, in whatever capacity, may own shares constituting more than 3% of the share capital, subject to the provisions of the law.

This limit on share ownership shall be calculated taking into account the total shareholding of a controlling entity, whether a natural or legal person or corporation; of all directly or indirectly controlled entities, as well as of the entities under a common control; of affiliates as well as natural persons related by blood or marriage until the second decree, including his or her spouse unless legally separated.

Control shall be deemed to exist, including with regard to persons or entities other than companies, in the cases provided for by section 2359, paragraphs 1 and 2, of the Civil Code. Affiliation shall be deemed to exist in the situations mentioned in section 2359, paragraph 3, of the Civil Code, as well as among persons or entities that, directly or indirectly, through subsidiaries other than investment management companies, enter into agreements — including those with third parties — regarding the exercise of voting rights or the transfer of shares of or interests in other companies, or any other agreements mentioned in section 122 of legislative decree n. 58 of February 24, 1998 with respect to third-party companies in the event that such agreements regard at least 10% of the voting stock if the companies concerned are listed or 20% if the companies concerned are not listed.
Calculation of the aforesaid limit on stock ownership (3%) shall also take into account the shares held through fiduciaries and/or nominees, or in general through intermediaries.
Voting rights attributable to shares held in excess of the aforesaid limit may not be exercised and the voting rights of each of the parties concerned by the ownership limit will be reduced pro rata, unless a different prior indication has been jointly given by the shareholders concerned. A resolution passed with the votes of shares held in violation of the limit may be challenged in court under section 2377 of the Civil Code, provided that the resolution would not have been passed without the votes relating to shares held in violation of the limit.
The shares for which voting rights may not be exercised shall be counted, however, for the purpose of determining the quorum at Shareholders’ Meetings.

6.2	Pursuant to paragraph 1 of section 2 of decree-law n. 332 of May 31, 1994, converted with revisions by Law n. 474 of July 30, 1994, as replaced by section 4, paragraph 227 of Law n. 350 of December 24, 2003, the Minister of the Economy and Finance — in agreement with the Minister of Productive Activities — shall hold the following special powers:
a)	opposition to the acquisition by persons or entities affected by the limit on stock ownership specified in section 3 of decree-law n. 332 of May 31, 1994, converted with revisions by Law n. 474 of July 30, 1994, of significant holdings, by which is meant — as established by a decree of the Minister of the Treasury, the Budget and Economic Planning of September 17, 1999 — those that represent at least 3% of the share capital constituted by shares with voting rights at ordinary Shareholders’ Meetings. The opposition must be expressed within ten days from the date of notice to be given by the Directors when the request is made for registration in the shareholders’ register, in the event the Minister considers the transaction to be detrimental to vital national interests. Until the deadline for exercising the power of opposition has passed, the right to vote and all other rights other than economic ones pertaining to the shares that represent the significant holding shall be suspended. In the event the power of opposition is exercised — through an order duly justified with regard to the concrete detriment the transaction causes to vital national interests — the transferee may not exercise the voting rights nor any other right other than economic ones pertaining to the shares that represent the significant holding and must dispose of the shares in question within one year. In case of failure to comply, upon request by the Minister of the Economy and Finance a court will order the sale of the shares that represent the significant holding according to the procedures specified in section 2359-ter of the Civil Code. The transferee may challenge the order exercising the power of opposition within sixty days before the regional administrative court of Lazio;

b)	opposition to the agreements referred to in section 122 of the consolidation law referred to in legislative decree n. 58 of February 24, 1998 in the event that they regard at least one-twentieth of the capital stock consisting of shares with voting rights at ordinary Shareholders’ Meetings. For purposes of exercising the power of opposition, the CONSOB shall inform the Minister of the Economy and Finance of the significant agreements and pacts described in this Article of which it has received notice in compliance with the above-mentioned section 122 of the consolidation law referred to in legislative decree n. 58 of 1998. The power of opposition must be exercised within ten days from the date of the notice given by the CONSOB. Until the deadline for exercising the power of opposition has passed, the right to vote and all other rights other than the economic ones of the shareholders participating in the agreement shall be suspended. In the event the order of opposition — duly justified with regard to the concrete detriment the aforesaid agreements cause to vital national interests — is issued, such agreements shall not be effective. If it can be inferred from their conduct at a Shareholders’ Meeting that the shareholders participating in the syndicate are keeping the commitments made when they joined the pacts or agreements referred to in the above-mentioned section 122 of the consolidation law referred to in legislative decree n. 58 of 1998, resolutions adopted with the decisive vote of the aforesaid shareholders may be challenged in court. The order exercising the power of opposition may be challenged within sixty days by the shareholders participating in the agreements before the regional administrative court of Lazio;
c)	veto, duly justified with regard to the concrete detriment caused to vital national interests, of the adoption of resolutions regarding dissolution of the Company; transfer of its business, merger or demerger; transfer of the registered office abroad; change in the corporate purpose; or modification of the bylaws so as to abolish or modify the powers specified under the present Article. The order exercising the power of veto may be challenged within sixty days by the dissenting shareholders before the regional administrative court of Lazio;
d)	appointment of a Director without the right to vote. In the event that the Director appointed in this way is terminated from office, the Minister of the Economy and Finance, in agreement with the Minister of Productive Activities, will appoint a substitute.

      The power of opposition referred to under a) and b) above shall be exercisable with regard to the cases specified in section 4, paragraph 228 of Law n. 350 of December 24, 2003. The special powers referred to under a), b), c) and d) above shall be exercisable in accordance with the criteria specified by the Prime Minister’s decree of June 10, 2004, which is here applicable in its entirety.
article 7

7.1	Each shareholder is entitled to withdraw from the Company in the cases provided for by the law, except as otherwise provided for by Article 7.2.
7.2	There shall be no right of withdrawal in case of:

a)	extension of the term of the Company;
b)	introduction, modification or removal of limits on the circulation of the shares.
article 8

8.1	The issue of bonds shall be resolved by the Directors in accordance with the law.

Title IV
Shareholders’ Meetings
article 9

9.1	Ordinary and extraordinary Shareholders’ Meetings shall normally be held in the municipality where the Company’s registered office is located. The Board of Directors may determine otherwise, provided the venue is in Italy.
9.2	An ordinary Shareholders’ Meeting must be called at least once a year, to approve the financial statements, within one hundred and twenty days after the end of the accounting period, or within one hundred and eighty days, the Company being required to prepare the consolidated financial statements, or in any case whenever required by particular needs regarding the structure and purpose of the Company.
article 10

10.1	Participation in Shareholders’ Meetings is restricted to those who deposit their shares at least two days prior to the date set for a given meeting and do not withdraw them before the meeting has taken place.
article 11

11.1	Any shareholder entitled to participate in a meeting may appoint a representative to act in his behalf according to the provisions of law by means of a written proxy. In order to facilitate the collection of proxies from the shareholders who are employees of the Company and its subsidiaries and members of shareholder associations satisfying the requirements set by the regulations in force, facilities for communication and for the collection of proxies shall be made available to the aforesaid associations according to the terms and procedures agreed upon each time with their legal representatives.
11.2	Shareholders’ Meetings shall be conducted according to a special regulation approved by a resolution of an ordinary Shareholders’ Meeting.
article 12

12.1	Shareholders’ Meetings shall be chaired by the Chairman of the Board of Directors or, if it happens that he or she is not available, by the Deputy Chairman if one has been appointed, or if both are absent, the meeting shall be chaired by a person designated by the Board, failing which the meeting shall elect its Chairman.
12.2	The Chairman of a Shareholders’ Meeting shall be assisted by a Secretary (who need not be a shareholder) designated by the participants in the meeting, and may appoint one or more tellers.
article 13

13.1	Excepting as provided for by Article 20.2, meetings shall resolve on all matters authorized by law.
13.2	At both ordinary and extraordinary Shareholders’ Meetings, whether held on the first, second or third call, resolutions shall be adopted by the majority required by law in each case.
13.3	The resolutions approved by a Shareholders’ Meeting according to the law and these bylaws shall be binding upon all shareholders, even if they did not attend or voted against the resolution.

Title V
Board of Directors
article 14

14.1	The Company shall be managed by a Board of Directors composed of no fewer than three and no more than nine members, to which may be added a Director appointed pursuant to Article 6.2, letter d) of these bylaws. A Shareholders’ Meeting shall determine their number within the aforesaid limits.
14.2	The Board of Directors shall serve for a term of up to three accounting periods and its members shall be eligible for re-election.
14.3	With the exception of the one who may be appointed under Article 6.2, d) of these bylaws, the Directors shall be elected by a Shareholders’ Meeting on the basis of slates presented by the shareholders and by the outgoing Board of Directors. Within each slate, the candidates are to be numbered progressively.

In the event the outgoing Board of Directors presents a slate of its own, the same is to be lodged at the registered office and published in at least three Italian daily newspapers with nationwide circulation, including two financial ones, at least twenty days before the first meeting date.
The slates presented by the shareholders are to be lodged at the registered office and published in the same way as indicated above at least ten days before the first meeting date.
Each shareholder may present or participate in presenting only one slate and each candidate may be presented on only one slate under pain of ineligibility.
Only those shareholders who, alone or together with other shareholders, represent at least 1% of the shares with voting rights in the Shareholders’ Meeting are entitled to present slates. In order to prove their right to present slates, at least five days prior to the first meeting date shareholders are obliged to present and/or deliver to the registered office a copy of the documentation proving ownership of the number of shares required.
The declarations of the individual candidates, in which they accept their candidacies and certify, under their own responsibility, the inexistence of any cause of ineligibility or incompatibility, as well as the satisfaction of the requirements prescribed by applicable law for their respective offices, are to be lodged together with each slate by the respective deadlines specified above.
All those entitled to vote may vote for only one slate.
The procedure for electing the Directors is to be as follows:

a)	seven-tenths of the Directors to be elected, rounding down any fraction to the unit, shall be drawn from the slate that has obtained the most votes cast by the shareholders in the order in which they are listed on the slate;
b)	the remaining Directors shall be drawn from the other slates; for this purpose, the votes obtained by these slates shall be divided successively by one, two, three and so forth according to the number of Directors to be elected. The numbers obtained in this way shall be attributed to the candidates of such slates in the order in which they rank in the slate. The numbers thus attributed to the candidates of the various slates shall be arranged in decreasing order in a single ranking. The candidates who have obtained the highest numbers shall become Directors.

In the event that more than one candidate has obtained the same number, the candidate of the slate that has not yet elected a Director or that has elected the fewest Directors shall be appointed Director. In the event that no Director has been elected yet from any of these slates or that the same number of Directors has been elected from each slate, the candidate of the slate that has obtained the most votes shall be appointed Director. If there is a tie in terms of both numbers assigned and votes obtained by each slate, the entire Shareholders’ Meeting shall vote again and the candidate who obtains a simple majority of the votes will be appointed Director;

c)	when less than the entire Board of Directors is being elected, the Shareholders’ Meeting will resolve according to the majorities provided for by the law, without following the procedure specified above.

14.4	Even during a Board’s term, a Shareholders’ Meeting may change the number of the members of the Board of Directors within the limits referred to in 14.1 above and proceed to elect them. The term of the Directors so elected is to end at the same time as that of the Directors in office.
14.5	Should one or more vacancies occur on the Board during the accounting period, steps shall be taken in accordance with section 2386 of the Civil Code, except with regard to the Director who may be appointed pursuant to Article 6.2, d) of these bylaws. If one or more of the Directors leaving their offices vacant were drawn from a slate also containing unelected candidates, they shall be replaced by appointing, in progressive order, persons drawn from the slate to which the Director in question belonged, provided that said persons are still eligible and willing to accept the directorship. In the event that the majority of the offices of the Directors elected by the shareholders becomes vacant, the entire Board is to be deemed to have resigned and the Directors still in office must promptly call a meeting of the shareholders to elect a new Board.

article 15

15.1	If a Shareholders’ Meeting has not elected a Chairman of the Board, the Board shall elect one of its members to that position. It may elect a Deputy Chairman, who shall stand in for the Chairman in the event of his or her unavailability. In no case shall the office of Chairman or Deputy Chairman be held by the Director who may be appointed pursuant to Article 6.2, d) of these bylaws.
15.2	Upon the Chairman’s proposal, the Board shall appoint a Secretary, who need not have any connection with the Company.
article 16

16.1	The Board shall meet at the place designated in the notice whenever the Chairman or, in case the latter is unavailable, the Deputy Chairman deems necessary. The Board may also be convened in the ways provided for in Article 25.5 of these bylaws.

The Board of Directors must also be convened when at least two Directors — or one if the Board consists of three members — so request in writing to resolve on a specific matter (to be indicated in the aforesaid request) regarding the management of the Company that they consider to be of particular importance.

16.2	Board meetings may also be held by means of telecommunications provided that all the participants can be identified and such identification is acknowledged in the minutes of the meeting, and that they are allowed to follow and participate in real time in the discussion of the matters considered, exchanging documents if need be; in such case, the meeting of the Board of Directors shall be deemed held in the place where whoever chairs the meeting is and where the Secretary must also be in order to allow the related minutes to be drawn up and signed.

16.3	The Board shall normally be called at least five days before the date on which the meeting is to be held. This period may be shorter in urgent cases. The Board of Directors shall decide the procedures for convening its own meetings.

article 17

17.1	Board meetings shall be chaired by the Chairman or, if the latter is absent or detained, by the Deputy Chairman if one has been appointed. If the latter is also absent, they are to be chaired by the oldest Director entitled to vote.
article 18

18.1	The quorum for meetings of the Board shall be a majority of the Directors in office who are entitled to vote.
18.2	Resolutions shall be adopted by an absolute majority of the Directors present who are entitled to vote; in case of a tie, the vote of the person chairing the meeting shall be decisive.
article 19

19.1	The resolutions of the Board of Directors shall appear in minutes which, signed by whoever chairs the meeting and by the Secretary, are to be transcribed in a book kept according to the law for this purpose.
19.2	Copies of the minutes shall be fully certified if signed by the Chairman or whoever acts in his or her behalf, and by the Secretary.
article 20

20.1	Management of the Company is the exclusive responsibility of the Directors, who shall carry out the actions necessary to achieve the corporate purpose.
20.2	In addition to exercising the powers entrusted to it by the law, the Board of Directors shall have the power to adopt resolutions concerning:

a)	mergers and demergers in the cases provided for by the law;

b)	the establishment or elimination of secondary headquarters;

c)	which of the Directors shall represent the Company;

d)	the reduction of the share capital in case of the withdrawal of one or more shareholders;

e)	the harmonization of the bylaws with provisions of the law;

f)	the transfer of the registered office within Italy.

20.3	The delegated bodies shall promptly report to the Board of Directors and the Board of Statutory Auditors — or, absent the delegated bodies, the Directors shall promptly report to the Board of Statutory Auditors — at least quarterly, and in any case during the meetings of the Board of Directors, on the activity carried out, the management of the Company in general and the prospects for the future, as well as the most important transactions affecting the income statement, cash flow and the balance sheet, or in any case that are most important because of their size or characteristics carried out by the Company and its subsidiaries; they shall specifically report on transactions in which they have an interest themselves or on behalf of third parties or that are influenced by the entity — if there is one — who directs and coordinates the Company.

20.4	The Board of Directors shall appoint, and revoke the appointment of, an executive in charge of preparing the corporate accounting documents, after the Board of Statutory Auditors has expressed its opinion.

article 21

21.1	Within the limits set forth in section 2381 of the Civil Code, the Board of Directors may delegate powers to one of its members, determining the content, the limits and any procedures of exercise of the delegation. Upon proposal by the Chairman and in agreement with the Chief Executive Officer, the Board may delegate powers to others among its members for single acts or classes of acts. No powers or particular offices, even on a supplementary or temporary basis, may be assigned to the Director who may be appointed pursuant to Article 6.2, d) of these bylaws.
21.2	Within the limits of the authority conferred on him, the Chief Executive Officer shall have the power to delegate single acts or classes of acts to employees of the Company or to third parties, authorizing sub-delegation.
article 22

22.1	The legal authority to represent the Company and sign documents on its behalf is vested in both the Chairman of the Board of Directors and the Chief Executive Officer and, in the event that the former is unavailable, the Deputy Chairman if one has been appointed. The signature of the Deputy Chairman shall attest vis-à-vis third parties the Chairman’s unavailability.
22.2	The above legal representatives may delegate the power to represent the Company, including in court, to third parties, who may also be authorized to sub-delegate. In no case, even with regard to single matters, shall the legal authority to represent the Company be assigned to the Director who may be appointed pursuant to Article 6.2, d) of these bylaws.
article 23

23.1	The members of the Board of Directors shall be entitled to compensation in an amount to be determined by a meeting of the shareholders. Once adopted, the resolution shall apply during subsequent accounting periods until a Shareholders’ Meeting determines otherwise.
23.2	The compensation of Directors entrusted with specific tasks in accordance with the bylaws shall be established by the Board of Directors after receiving the opinion of the Board of Statutory Auditors.
article 24

24.1	The Chairman shall:

a)	have the power to represent the Company pursuant to Article 22.1;

b)	preside at meetings of the shareholders pursuant to Article 12.1;

c)	call and preside at meetings of the Board of Directors pursuant to Articles 16 and 17.1, establish the agenda, coordinate the proceedings, and see that adequate information on the matters on the agenda is provided to all the Directors;

d)	ascertain that the resolutions of the Board are carried out.

Title VI
Board of Statutory Auditors
article 25

25.1	A Shareholders’ Meeting shall elect the Board of Statutory Auditors, which is to be composed of three regular members, and shall determine their compensation. Two alternate members shall also be elected by a Shareholders’ Meeting.

The members of the Board of Statutory Auditors must possess the requisites of professionalism and honorableness specified in the Ministry of Justice’s decree n. 162 of March 30, 2000. For the purposes of the provisions of section 1, paragraph 2, b) and c) of this decree, the following are considered closely connected with the scope of the Company’s business activities: subjects pertaining to commercial law and tax law, business economics and business finance, as well as subjects and fields of activity pertaining to energy in general, communications, telematics and information technology, and network structures.
In addition to the situations of ineligibility specified by the law, those who are regular members of the Board of Statutory Auditors in five or more companies not controlled by ENEL S.p.a. issuing securities in the regulated markets may not be elected to the Board of Statutory Auditors, and if elected shall be debarred from office.

25.2	Regular members of the Board of Statutory Auditors and alternate members shall be elected by Shareholders’ Meetings on the basis of the slates presented by the shareholders, on which the candidates are to be numbered progressively.

The procedures of Article 14.3 of these bylaws shall apply to the presentation, lodgment and publication of the slates.
The slates are to be divided into two sections: one for the candidates for the office of regular auditor and the other for candidates for the office of alternate auditor. The first candidate in each section must be a registered auditor and have practiced the profession of legal auditor for a period of no less than three years.
Two regular members of the Board of Statutory Auditors and an alternate member are to be drawn, in the numerical order in which they were listed in each section, from the slate that has obtained the most votes. The remaining regular member and the remaining alternate are to be elected according to the procedures specified in Article 14.3, b), to be applied separately to each of the sections in which the other slates are divided.
When less than the entire Board is being elected, the Shareholders’ Meeting shall resolve according to the majorities provided for by the law, without following the procedure specified above, but in any case in such a way as to ensure that the composition of the Board of Statutory Auditors is in accordance with the provisions of section 1, paragraph 1, of the Ministry of Justice’s decree n. 162 of March 30, 2000.
In the event that one of the members drawn from the slate that obtained the most votes is substituted, his or her place shall be taken by the alternate member drawn from the same slate. In the event that the member drawn from other slates is substituted, his or her place shall be taken by the alternate member elected according to the procedure specified by Article 14.3, b).
The chairmanship of the Board of Statutory Auditors shall fall to the first candidate on the slate that has obtained the most votes. In the event the Chairman is substituted, this office shall be filled by the other regular Auditor drawn from the same slate.

25.3	Auditors whose term has expired shall be eligible for re-election.

25.4	The meetings of the Board of Statutory Auditors may also be held by means of telecommunications provided that all the participants can be identified and such identification is acknowledged in the minutes of the meeting, and that they are allowed to follow and participate in real time in the discussion of the matters considered, exchanging documents if need be; in such case, the meeting of the Board of Statutory Auditors shall be deemed held in the place where whoever chairs the meeting is.
25.5	Upon notice to the Chairman of the Board of Directors, the Board of Statutory Auditors may call a Shareholders’ Meeting and a Board of Directors’ meeting. The power of calling a meeting may also be exercised by at least two members of the Board of Statutory Auditors.

Title VII
Financial Statements and Earnings
article 26

26.1	The accounting period shall end on December 31 of every year.
26.2	At the end of each accounting period, the Board of Directors shall draw up the Company’s financial statements as required by law.
26.3	The Board of Directors is authorized to distribute interim dividends to shareholders during the course of the year.
article 27

27.1	Dividends not collected within five years from the day they become payable shall lapse in favor of the Company and be posted directly to reserves.
Title VIII
Dissolution and Liquidation of the Company
article 28

28.1	Should the Company be dissolved, a Shareholders’ Meeting is to determine the liquidation procedures and appoint one or more liquidators, establishing their powers and compensation.
Title IX
Transitory and General Rules
article 29

29.1	Any matters not expressly provided for herein shall be governed by the provisions of the Civil Code and applicable statutes.
article 30

30.1	The Company is to continue to carry out all the activities that — under legislative decree n. 79 of March 16, 1999, published in the Gazzetta Ufficiale, issue 75 of March 31, 1999 — have been temporarily entrusted to it pending their award to other entities according to the provisions of the legislative decree.